Exhibit 99.1

EXECUTIVE CHAIRMAN’S ANNUAL LETTER TO THE SHAREHOLDERS

Yonkers, New York 7/17/2018

For many years my favorite duty has been writing the annual Shareholder’s letter. In prior years such letters were glossier and my hand was freer. The regulatory landscape has changed, making that practice more difficult, but I still enjoy updating our Shareholder’s on our progress.

Following this company, you likely already know that we are working on some exciting collaborations to prove out and develop our technology, including a joint research program with Mercedes-Benz Research and Development North America & Princeton University, as well as with Argonne National Laboratory, and Cornell University. What you may not know yet is what’s happening here at our headquarters in Yonkers, where our own research lab is now in operation. Dr. Robert Paca, our lab manager, is walking on air as he leads his two CUNY interns around. Our new electron microscope is arriving next week (yes it will fit in a glove box – this same microscope used to fill a whole room). Our pouch cell equipment is stacked up in our work area, waiting its turn, and we are interviewing for an electro-chemist, hopefully to start in August. Our lab is now making the best highly-pure lithium samples in our short history, and we anticipate being able to transition to making prototypes of coin cell batteries by the end of July, 2018, and prototypes of pouch cell batteries by the end of this summer.

As a development-stage company, our resources are always stretched thin, and we may need to seek additional investor funding to achieve our goals. Nonetheless, we believe this company only has value if our technology is real - and that’s what we are proving.

The battery world is a funny place. There has not been a significant advance since the lithium ion battery was invented in the late 1970’s. Although the lay and scientific press always seems to be reporting breakthrough announcements from various companies and scientific institutions, real battery innovations seem never to materialize. We hope we can provide the market with a real innovation, and as our new CEO and Chairman, Sam Pitroda says, quite correctly, if we really have a disruptive technology, then lets prove it out before we make waves.

We believe our process for creating highly-pure lithium can be modified for different applications other than batteries. These derivative applications address very large markets and important environmental needs. In the same spirit of “walk before you talk” we intend to continue our research in these areas and will keep you informed about significant advances as they occur.

The battery world is looking to its next major advance - the lithium metal anode battery - one that could increase energy output over today’s lithium ion battery by over 200%. A recent MOBI research group report predicted that there would be 1,700,000 electric vehicles produced in 2020. The average price per car for an EV battery pack is $7,500 and the cost of the anode (roughly 25%) is $1,875 — if you do the multiplication, this translates to a potential addressable market of approximately $3 billion dollars. With this in mind, we intend to focus efforts over the coming quarters on prototyping and developing lithium metal anodes.

On that note, there is much work to do, so I will take a break from this letter and we will come back to you when we have progress to report.